Distribution Agreement

THIS DISTRIBUTION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between Foreside Financial Services, LLC (f/k/a BHIL Distributors, LLC) (the “Distributor”) and Asset Management Fund (“Fund Company”) with respect to the series listed on Exhibit A hereto (each a “Fund” and collectively, the “Funds”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”).

NOW THEREFORE, be it agreed that effective as of the Closing Date, the Fund Company, on behalf of each Fund, and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of June 6, 2017, as amended (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Section 11 of the Existing Agreement is hereby replaced with the following:

Duration and Termination. Unless sooner terminated as provided herein, this Agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually in accordance with the Investment Company Act of 1940 Act, as amended (“1940 Act”) and the Rules, interpretations or exemptive relief thereunder. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Funds’ board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

Section 16 of the Existing Agreement is hereby replaced with the following:

Modifications. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Client. If required under the 1940 Act, any such amendment must be approved by the Client’s Board in accordance with the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed as of the Closing Date.

FORESIDE FINANCIAL SERVICES, LLC (f/k/a BHIL Distributors, LLC)		ASSET MANAGEMENT FUND

By:	/s/ Mark Fairbanks	By:	/s/ David Bunstine
Name:	Mark Fairbanks	Name:	David Bunstine
Title:	Vice President	Title:	President

EXHIBIT A

Fund Names

AAMA Equity Fund

AAMA Income Fund